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                              SARA LEE CORPORATION







                             LONG-TERM PERFORMANCE
                                 INCENTIVE PLAN






                            FISCAL YEARS 1997 - 1999






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HIGHLIGHTS

This booklet explains the plan provisions of the Sara Lee Corporation Long-Term Performance Incentive Plan covering fiscal years 1997 through 1999. The following pages provide detailed information relating to the grant of restricted performance shares that you have received under the Plan.

The key features of this plan are summarized below.

ELIGIBILITY

Participants in this Plan include officers of Sara Lee Corporation who are in staff positions and employee directors of Sara Lee Corporation.


RESTRICTED PERFORMANCE SHARES

- -    Shares of Sara Lee stock are issued in your name, and held at Corporate
     Office.
- -    You have voting rights on all shares throughout the Performance Cycle.
- -    The number of shares which will be released to you will depend on the attainment of pre-established performance goals during the Performance
     Cycle.
- -    An opportunity to earn additional shares is possible if performance results exceed target performance level.

DIVIDENDS

- -    Dividends are accrued on your behalf through the Performance Cycle.
- -    Interest on accrued dividends is credited at the same rate as provided for under the SLC non-qualified deferred compensation plans.
- -    Dividends and interest on shares originally granted are distributed to you to the extent shares are earned at the end of the Performance Cycle.

PERFORMANCE MEASURES

- -    The following corporate performance measures apply to this performance cycle:

     -    SLC Earnings Per Share
     -    SLC Return on Capital

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PURPOSE

Sara Lee Corporation ("SLC") has adopted the Fiscal Years 1997 - 1999 Long-Term Performance Incentive Plan (the "LTPIP") for eligible A-level executives. The LTPIP exists in order to:

- -    Focus corporate management's attention on long-term performance results;

- -    Provide incentive compensation opportunities for management actions which will result in the accomplishment of earnings per share and return on capital targets; and

- -    Enhance the competitiveness of the Corporation's long-term compensation program to aid in attracting and retaining highly qualified executives.


RESTRICTED PERFORMANCE SHARES

Under the LTPIP, the awards are authorized by the Sara Lee Corporation 1995 Long-Term Incentive Stock Plan (the "Stock Plan") and will be issued as restricted performance shares of common stock ("shares"). In the case of any discrepancy between the LTPIP and the Stock Plan, the latter plan governs. Dividends which are payable on shares that are granted will be escrowed on behalf of the Participant and credited with interest at the same rate paid on balances under SLC's non-qualified deferred compensation plans, subject to the conditions described below.

These Shares have special restrictions which are based on both continued service and performance against financial targets which have been established. These restrictions prohibit the transfer of these shares during the Performance Cycle. The financial performance measures and their respective weightings are contained in Appendix I. Any shares not released to a Participant at the end of the Performance Cycle will be forfeited.

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DIVIDENDS

During the Performance Cycle, dividends payable on shares granted will be escrowed on behalf of each Participant. Interest on the escrowed amounts will be credited at the same time and in the same manner as under SLC's non-qualified deferred compensation plans.


Amounts credited to the escrowed dividend account at the end of the Performance Cycle will be distributed in the same proportion as the restrictions on the shares lapse. For example, if 75% of the shares are earned, then 75% of the balance in the escrowed dividend account will be paid as soon as possible after the end of FY99. Any remaining balance in the dividend account will be forfeited.


PERFORMANCE STANDARDS

Performance under the LTPIP will be measured using the corporate financial measures described below. Each of these financial measures are independent of the others for purposes of measuring results and determining how many, if any, of the shares are earned.

- -    Cumulative SLC Earnings Per Share

- -    Three-year average SLC Return on Capital

Definitions of these measures are included in Appendix II.

Performance levels for Corporate EPS and ROC targets have been established and documented in Appendix I.

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The performance levels and the percentage of shares which will be distributed are as follows:

               PERFORMANCE LEVEL             % OF SHARES DISTRIBUTED
               -----------------------------------------------------
                  THRESHOLD                                 25%
                    TARGET                                  100%
                   MAXIMUM                                  125%

Interpolations will be used for results which fall between threshold, target and maximum. For performance above target, additional shares will be issued after the end of the Performance Cycle. No dividends will be paid retroactively on any additional shares issued for performance above target. No shares will be earned for performance below threshold.


AWARD AGREEMENT

Each Participant will receive a Restricted Performance Share Award Agreement (Award Agreement) specifying the number of shares which has been granted, and the specific terms and conditions applicable to this grant. This Award Agreement should be retained by the Participant along with his or her other important legal documents. A second copy of the Award Agreement will be kept on file in SLC's Corporate Office. Additionally, this Award Agreement serves as power of attorney for the Corporation both to facilitate the re-issuance of the shares at the end of the Performance Cycle and in the event that the terms and conditions of the grant are not fulfilled.


TAX CONSEQUENCES

Under current United States tax legislation, a Participant receives no taxable income from shares awarded, dividends escrowed or interest credited until the restrictions on the shares lapse. When the shares are earned, both the market value of the shares on that date as well as the dividends and interest distributed are credited as income and subject to applicable federal, state and local tax withholding. Amounts necessary to settle this tax withholding obligation may be withheld from the cash or stock amounts due the Participant.

Within thirty days of the Award Date, as specified in the Award Agreement, the Participant may elect immediate taxation under Section 83(b) of the Internal Revenue Code for the value of the shares awarded. This election is completed by filing an election form with the Internal Revenue Service within the applicable time frame. A copy of this election must be sent to

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the Chief Accounting Officer of SLC, and the applicable withholding taxes on the value of the award must be paid to the appropriate payroll department. If this election is made, the Participant is responsible for all taxes at the time of grant. Under the Internal Revenue Code, the taxes paid will not be refunded if some or all shares are not eventually earned and distributed. Dividends will continue to be escrowed, and will not result in taxable income until distributed.

If a Section 83(b) election is made, the basis of the shares for determination of capital gains under current tax law is the Fair Market Value, as defined in the Stock Plan, on the Award Date. If this election is not made, the basis of the shares will be Fair Market Value on the date the restrictions lapse.


IMPACT ON OTHER BENEFITS

Shares, dividends or interest earned under the LTPIP are not considered compensation for purposes of any retirement plan, severance arrangement or other benefit plans for which the Participant is or may become eligible.


ADMINISTRATIVE GUIDELINES

The following will serve as guidelines for administering the LTPIP:

- -    The Committee has final approval of the LTPIP and functions as the Plan
     Administrator.

- -    The Committee reserves the right, in its absolute discretion, to REDUCE the
     POSITIVE effect of any of the Exclusions described in Appendix II on performance (for purposes of measuring results vs. the goals) or on awards earned by reference to that performance by ANY Participant.

- -    The Committee reserves the right, in its absolute discretion, to make further adjustments in reported performance (for purposes of measuring results vs. the goals) or in awards earned by reference to that performance with respect to any Participant who is not an SLC Executive Officer during FY99.

- -    The Committee reserves the right to change any of the terms and conditions of the FY97-99 LTPIP award to Executive Officers, including the definitions of EPS and ROC, if deemed necessary on advice of counsel to meet the requirements for a "performance-based exemption" under the final regulations or rulings of IRC Section 162(m).

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- -    The SLC Controller's Department will be responsible for providing financial results under the LTPIP.  The awards for all Corporate Officers and certain other key executives will be approved by the Committee.  The portion of the shares earned along with the related balance of the escrowed dividend account will be distributed as soon as practicable after the completion of the final accounting for the FY97-99 Performance Cycle.

- -    Awards may be made to new Participants during the first year of the
     Performance Cycle. The number of shares awarded may be adjusted to reflect that the executive is not a Participant for the entire Performance Cycle.

- -    Adjustment awards may be made to Participants who change positions during the first year of the Performance Cycle, if such a change would have resulted in qualifying for an increased level of award.

- -    The impact of acquisitions and divestitures made during the performance cycle will be included in the performance results.

- -    In the event of death, disability or retirement under a retirement plan of
     SLC prior to the last day of fiscal year 1999, the restrictions may lapse on a pro-rata number of the shares which are EARNED under the provisions described earlier in this plan subject to approval of the Committee. If applicable, the shares and related dividends and interest will be distributed at the normal payout time.

- -    A Participant who resigns or is terminated during the Performance Cycle generally forfeits the rights to all shares and any dividends or interest which have been accrued. Participants may be eligible for a prorated distribution, subject to Committee approval. Eligibility for a prorated distribution and the number of shares that may be recommended for distribution would be dependent upon the circumstances resulting in the individual's termination; the number of shares distributed to a participant under these circumstances would never exceed the amount distributed in the event of his retirement, death or total disability. Participants must be employed at least one-half of any three-year performance cycle. If employment ceases prior to the end of that time, all shares granted under that performance cycle will be forfeited. Following the same procedures applicable to retirement, death or total disability, only periods of active service will be recognized for purposes of computing any distribution.
     This means that any period of time during which services may be provided to the company but the individual is not then a regular, full-time employee of the company, will be disregarded for purposes of calculating any prorated distribution.

- -    Should a change in control occur (as defined by the Committee), the
     Committee will decide what effect, if any, this should have on the awards which are outstanding under this plan.

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- -    Nothing in the LTPIP shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC's right to terminate the
     Participant's employment in accordance with applicable laws.

- -    The Committee may make additional changes which it deems appropriate to the effective administration of the LTPIP, including the establishment of appropriate performance measure weights for newly created executive levels. However, other than as described above, these changes may not reduce the benefits to which Participants are entitled under the LTPIP, nor change the pre-established performance measures and goals which have been approved.

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